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                                                                       EXHIBIT 3


                                Scott A. Haire
                      2225 E. Randol Mill Road, Suite 305
                            Arlington, Texas 76011



                               November 12, 1998


Imagine Investments, Inc.
P.O. Box 729081-229
Dallas, Texas 75372


Ladies and Gentlemen:

     As partial consideration for your agreeing to enter into certain transactions with MB Software Corporation, a Colorado corporation of which I am a shareholder, director and officer (the "Company"), I hereby agree with you that, for so long as you own either shares of Series A Preferred Stock (as defined below) or shares of the Company's Common Stock, par value $0.001 per share, in the event I propose to sell, in a single transaction or series of transactions, in excess of 100,000 shares of the Company's Common Stock (or any other securities of the Company (or another entity) into which the Common Stock is changed, reclassified, split, combined or converted or for which it is exchanged by amendment to the Company's Articles of Incorporation or by consolidation, merger or otherwise, and any securities paid as a dividend thereon, with appropriate adjustment to be made to such number and/or type of securities giving rise to the right set forth in this Agreement to give effect to each such change, reclassification, split, combination, conversion, exchange or dividend) owned by me, I will, not less than 30 days prior to the date of such sale, give you written notice of the material terms of the proposed sale. Thereafter, you will have the right to include any or all shares of the Company's capital stock owned by you, regardless of whether such shares are shares of Common Stock or shares of Series A Senior Cumulative Convertible Participating Preferred Stock (the "Series A Preferred Stock"), in the sale to the third party on the same terms as the proposed sale; provided, however, that the number of shares sold by you does not exceed your pro rata share (based on our relative share ownership) of the Common Stock being sold in such transaction. Such right must be exercised within ten days following receipt of written notice of the proposed sale. Notice will be given by hand delivery to the address set forth above, unless you specify another address for notice in writing. For purposes of this Agreement, each share of Series A Preferred Stock will be deemed to be the equivalent of the number of shares of Common Stock into which it is convertible.







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Imagine Investments, Inc.
November 12, 1998
Page 2



     This Agreement is binding upon me and my heirs and representatives and enforceable by you and your successors and assigns.


                                        Very truly yours,


                                        /s/ SCOTT A. HAIRE
                                        Scott A. Haire


Agreed and Accepted as of
the date set forth above

Imagine Investments, Inc.

By:  /s/ HARRY T. CARNEAL
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Its:  Authorized Agent
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